Exhibit 10.1

Senior Executive EMPLOYMENT AGREEMENT

This Senior Executive Employment Agreement (the “Agreement”) is entered into as of this 18th day of December, 2013 by and between Rick Gibbs (“Executive”) and Dealertrack Technologies, Inc, a Delaware corporation (“Employer”) with principal offices at 1111 Marcus Avenue, Suite M04, Lake Success, NY 11042.

Section 1. Term; Effectiveness of Agreement

(a) Employer shall continue to employ Executive and Executive agrees to continue such employment, upon the terms and conditions hereinafter set forth, from the Effective Date (as such term is defined below) through and including December 18, 2015 (the “Initial Term”). This Agreement shall renew automatically for successive one year periods (each, a “Renewal Term”) unless one party gives notice to the other party, in writing, at least sixty (60) days prior to the expiration of this Agreement (or any renewal) of its desire to terminate the Agreement. The term of this Agreement, including the Initial Term and any Renewal Term, shall be referred to herein as the “Term”.

(b) This Agreement shall be effective immediately following the closing of the merger pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof, made by and among Dealer.com, a Vermont corporation, Employer, and the other parties thereto (the “Merger Agreement”, and the date on which such closing occurs, the “Effective Date”) and shall govern the employment relationship between Executive and Employer from and after the Effective Date and, as of the Effective Date, supersedes and negates all previous agreements with respect to such relationship, including without limitation, [List of current employment agreements] (the “Prior Agreements”); provided that, in the event that the Merger Agreement terminates without the closing having occurred, this Agreement shall automatically terminate without becoming effective and be of no further force or effect, Executive shall not become employed by Employer, and the Prior Agreements shall remain in effect.

Section 2. Executive’s Duties

(a) Executive shall be either Executive Vice President, Group President Digital Marketing and Media Solutions or Group President Marketing and Retailing solutions or such other title mutually agreed to by Executive and Employer and shall report directly to Employer’s Chief Executive Officer or his designee. Executive shall faithfully and diligently perform his duties at the direction of Employer’s Chief Executive Officer, or his designee, to the best of Executive’s ability. Executive shall (i) devote his best efforts, skill, and ability and full business time and attention to the performance of the services customarily incident to such office, subject to vacations and sick leave as provided herein and in accordance with Employer policy, (ii) carry out his duties in a competent and professional manner; and (iii) generally promote the interests of Employer. Subject to applicable law, Executive shall not knowingly participate in any activity that is detrimental to the interests of Employer or any of its affiliates, including, without limitation, any public criticism or disparagement of any type by Executive, through the media or otherwise, of Employer or any of its affiliates or employees, except in connection with the exercise of Executive’s rights against Employer or any of its affiliates.

(b) Executive agrees to abide by all policies applicable to senior executive officers of Employer promulgated from time to time by Employer, which policies are enforced uniformly and applicable to all similar executives of Employer.

(c) Except for such business travel as may be incident to his duties hereunder, Executive shall perform his duties at Employer’s offices in Burlington, Vermont or at such other location as may be mutually agreed by Employer and Executive.

Section 3. Compensation for Executive’s Services

In consideration of the duties and services to be performed by Executive pursuant to Sections 1 and 2 hereof, Executive shall receive:

(a) Salary. Executive shall earn salary (the “Salary”) at the annual rate of Three Hundred and Forty Thousand Dollars ($340,000.00) (the “Minimum Salary”), less all applicable federal, state, and local tax withholdings. Such Salary shall be earned and shall be payable in periodic installments in accordance with Employer’s payroll practices. During the Term, the Board of Directors of Employer (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”) will review the Salary annually and may in its discretion increase the Salary, but may not reduce it during the Term unless Employer institutes salary reductions across the board; provided, however, that in no event shall the Salary be reduced below the Minimum Salary without Executive’s written consent.

(b) Bonus. For each fiscal year of Employer (each, a “Fiscal Year”), Executive shall be entitled to receive a cash performance bonus (a “Bonus”) which shall be based on the achievement of certain performance benchmarks by Employer during such Fiscal Year which shall be determined by the Board. The Board shall review the target Bonus on an annual basis and, in its sole discretion, may increase such target Bonus for any Fiscal Year. The target Bonus shall not be decreased except in connection with company-wide bonus reductions. The target Bonus for any Fiscal Year shall be at least sixty five (65%) percent of the Salary for such Fiscal Year. The Bonus for each Fiscal Year shall be paid, if at all, to Executive on a schedule consistent with Employer’s bonus payments to its other similarly situated senior executive officers by no later than two and one half (2½) months following the end of such Fiscal Year. Executive understands and agrees that the Bonus are each established in part as an inducement for Executive to remain employed by Employer and except as provided in Section 5(c) of this Agreement, or in the Employer’s sole discretion, in the event that Executive’s employment is terminated prior to the end of any Fiscal Year during the Term, then Executive shall not receive payment of any Bonus or Additional Bonus for such year.

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(c) Equity. In connection with Executive’s employment Executive may be granted Stock Options (“Stock Options”) or other equity based awards pursuant to the terms of the Dealertrack Technologies, Inc. 2005 Incentive Award Plan, effective as of May 26, 2005, as amended (the “2005 Incentive Award Plan”), or any other successor equity incentive plans (collectively, the “Stock Incentive Plans”). On the Effective date, Executive shall be awarded $666,667 in equity awards consisting of 1/2 Stock Options and 1/2 Restricted Stock Units, all subject to the terms and conditions of the agreements governing such awards. On the later of the Effective date or the granting by the Compensation Committee of Long Term Incentive Plan Restricted Stock Units to Employer’s executive officers, Executive shall be awarded $333,333 in Long Term Incentive Plan Restricted Stock Units, subject to the terms and conditions of the agreements governing such awards, including but not limited to the performance goals approved by the Compensation Committee Except as otherwise provided herein, the terms of the Stock Options shall be governed by the Stock Incentive Plans. Executive shall be credited with twenty-four (24) months accelerated vesting of his Stock Options upon termination of Executive’s employment by: (1) Employer without Cause (as defined below); or (2) Executive for Good Reason (as defined below). Executive shall be credited with thirty-six (36) months accelerated vesting of his Stock Options upon a Change of Control (defined below). Executive shall be credited with full acceleration and vesting of his Stock Options upon the earlier of: (1) the elimination of Executive’s position or a termination of Executive’s employment, in either event, within twelve (12) months after a Change of Control; (2) a material negative change in Executive’s compensation or responsibilities within twelve (12) months after a Change of Control; or (3) the requirement that Executive be based at a location which is more than fifty (50) miles from Burlington, VT within twelve (12) months after a Change of Control. Anything in the Stock Incentive Plans to the contrary notwithstanding, if Executive’s employment is terminated by Executive with Good Reason or by Employer without Cause, or under circumstances described above which would result in certain accelerated vesting of any unvested Stock Options held by Executive, the unexercised portion of any Stock Options held by Executive will not terminate until the twelve (12) month anniversary of the date of termination of Executive’s employment. In the event Employer elects to grant equity based awards other than Options, such grants shall, where appropriate, be subject to equivalent acceleration provisions as set forth in this Section 3(c). For purposes hereof, a “Change of Control” shall mean and includes each of the following after the Effective Date:

(i) A transaction or series of transactions (other than an offering of shares of Employer to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) (other than the Employer, any of its subsidiaries, an employee benefit plan maintained by the Employer or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Employer) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of the Employer possessing more than 50% of the total combined voting power of the Employer’s securities outstanding immediately after such acquisition; or

(ii) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 3(c)(i) or Section 3(c)(iii)) whose election by the Board or nomination for election by the Employer’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

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(iii) The consummation by the Employer (whether directly involving the Employer or indirectly involving the Employer through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Employer’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A) Which results in the Employer’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Employer or the person that, as a result of the transaction, controls, directly or indirectly, the Employer or owns, directly or indirectly, all or substantially all of the Employer’s assets or otherwise succeeds to the business of the Employer (the Employer or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 3(c)(iii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Employer prior to the consummation of the transaction; or

(iv) The Employer’s stockholders approve a liquidation or dissolution of the Employer.

The Board or its designee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change of Control of the Employer has occurred, and the date of the occurrence of such Change of Control and any incidental matters relating thereto.

(d) Benefits. Employer shall provide Executive with the right to participate in and receive benefits from all life, accident, disability, medical and pension plans, and all similar benefits as are from time to time in effect and are generally made available to similar situated senior executive officers of Employer. The amount and extent of benefits to which Executive is entitled shall be governed by the specific benefit plan, as it may be amended from time to time.

(e) Expenses. Employer shall promptly reimburse Executive for reasonable expenses for cellular telephone usage, entertainment, travel, meals, lodging and similar items incurred in the conduct of Employer’s business. Such expenses shall be reimbursed in accordance with Employer’s expense reimbursement policies and guidelines.

(f) Vacation; Sick Leave. During the Term, Executive shall be entitled to four weeks (4) weeks vacation per year, paid holidays, sick leave, and similar benefits, to be earned and used in accordance with Employer’s policy and procedure for other similarly situated senior executive officers.

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(g) Modification. Employer reserves the right to modify, suspend or discontinue any and all of the above plans, practices, policies and programs referenced in Sections 3(d) and (e) at any time in its discretion without recourse by Executive so long as such action is taken generally with respect to other similarly situated senior executive officers. Any such modification, suspension or discontinuance of the plans, practices and policies referenced in Section 3(e) will not apply to otherwise reimbursable expenses incurred by Executive prior to any such modification, suspension or discontinuance.

Section 4. Termination of Employment

(a) Resignation. Executive may voluntarily terminate his employment with Employer, at any time, with or without Good Reason, upon written notice to Employer.

(b) Termination. Employer may terminate Executive’s employment at any time, with or without Cause, upon written notice to Executive.

(c) Death or Disability. Executive’s employment shall terminate immediately upon Executive’s death. In the event Employer, in good faith, determines that Executive is unable to perform the functions of his position due to a Disability (as defined below), it may notify Executive in writing of its intention to terminate Executive’s employment and Executive’s employment with Employer shall terminate effective on the thirtieth (30th) day after receipt of such notice by Executive. For the purposes of this Agreement, “Disability” shall mean a physical or mental impairment that substantially limits a major life activity of Executive and renders Executive unable to perform the essential functions of his position even with reasonable accommodation (that does not impose an undue hardship on Employer), and which has lasted at least (i) sixty (60) consecutive days, (ii) the balance of Executive’s entitlement to leave, if any, under the Family and Medical Leave Act, or other similar statute or (iii) the balance of any election period under the Employer’s long term disability program (without regard to whether Executive is awarded benefits under such program), whichever is longer. In the event the Executive disputes the Employer’s determination of Disability, such determination shall be made by a physician jointly selected by the Employer and Executive.

(d) Cause. Employer may immediately terminate Executive’s employment for “Cause” by giving written notice to Executive. For purposes of this Agreement, “Cause” shall mean:

(1)	Executive’s commission of an act of fraud or embezzlement upon Employer or any of its affiliates; or

(2)	Executive’s commission of any willful act intended to injure the reputation, business, or any business relationship of Employer or any of its affiliates; or

(3)	Executive is found by a court of competent jurisdiction to have committed a felony; or

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(4)	the refusal or failure of Executive to perform Executive’s duties with Employer in a competent and professional manner that is not cured by Executive within ten (10) business days after a written demand therefor is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties; provided, further, however, that if the Board, in good faith, determines that the refusal or failure by Executive is egregious in nature or is not susceptible of cure, then no cure period shall be required hereunder; or

(5)	the refusal or failure of Executive to comply with any of his material obligations under this Agreement (including any exhibit hereto) that is not cured by Executive within ten (10) business days after a written demand therefor is delivered to Executive by the Board which specifically identifies the manner in which the Board believes Executive has materially breached this Agreement; provided, further, however, that if the Board, in good faith, determines that the refusal or failure by Executive is egregious in nature or is not susceptible of cure, then no cure period shall be required hereunder.

(e) Good Reason. Executive may terminate his employment for “Good Reason,” by delivering written notice of such termination (“Employer Default Notice”) to Employer within sixty (60) days of the occurrence of any of the following events, each of which shall constitute Good Reason: (i) Employer’s material breach of any provision of this Agreement, the Stock Incentive Plans or any agreements thereunder, which has not been cured within the allotted time other than a change as set forth in (ii); (ii) there is a change in your then current title, status, authority, responsibility or duties, and following such change(s), your title is no longer at least Executive Vice President or you no longer have responsibility for businesses with budgeted revenue for the then current fiscal year of at least $200 million. (iii) any material reduction in Executive’s salary or benefits (including any “across the board” reduction except an across the board reduction that is made with the concurrence of a majority of the executive management team); (iv) the failure of any successor entity to assume the terms of this Agreement upon any Change of Control; (v) the relocation of Executive to a facility or location more than fifty (50) miles from Burlington, VT; or (vi) the failure of Employer to renew this Agreement upon the expiration of the Initial Term or any Renewal Term. The Employer Default Notice shall specify the reason for Executive’s belief that an event constituting Good Reason has occurred. Notwithstanding the foregoing, any material breach of this Agreement by Employer, or other event constituting Good Reason, shall not constitute Good Reason if any such breach or other event is cured or corrected by Employer within thirty (30) days following delivery to Employer of the Employer Default Notice.

(f) Continuing Obligations. Executive acknowledges and agrees that any termination under this Section 4 is not intended, and shall not be deemed or construed, to affect in any way any of Executive’s covenants and obligations contained in Sections 6, 7, and 8 hereof, which shall continue in full force and effect beyond such termination for any reason.

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Section 5. Termination Obligations

(a) Resignation. If Executive’s employment is terminated voluntarily by Executive without Good Reason, Executive’s employment shall terminate without further obligations to Executive other than for payment of the sum of any unpaid Salary determined by the Board and reimbursable expenses and vacation accrued and owing to Executive prior to the termination. The sum of such amounts shall hereinafter be referred to as the “Accrued Obligations,” which shall be paid to Executive or Executive’s estate or beneficiary within thirty (30) days of the date of termination. If Executive voluntarily terminates his employment without Good Reason and within (30) days of such termination, Employer determines that it would have had Cause to terminate Executive pursuant to Section 4(d), Executive shall be deemed to have been terminated for Cause and the terms of Section 5(b) shall apply.

(b) Cause. If Executive’s employment is terminated by Employer for Cause, this Agreement shall terminate without further obligations to Executive other than for the timely payment of Accrued Obligations. If it is subsequently determined by an arbitrator, pursuant to Section 19 hereof, that Employer did not have Cause for termination, then Employer’s decision to terminate shall be deemed to have been made without Cause and the terms of Section 5(c) shall apply.

(c) By Employer Other than for Cause; Death or Disability; By Executive for Good Reason.

(1) If (A) Employer terminates Executive’s employment for (x) a reason other than Cause, or (y) due to Executive’s death or Disability, or (B) Executive terminates his employment for Good Reason, Employer shall have no further obligations to Executive other than for (i) the payment of Accrued Obligations, (ii) severance pay in an amount equal to twelve (12) months of Salary and payable on the sixtieth (60th) day following the Severance Commencement Date; provided, however, that in the event that Executive’s termination of employment is within twelve (12) months after a Change of Control, such severance pay shall be increased to an amount equal to twenty four (24) months of Salary, (iii) a pro rata bonus for the Fiscal Year in which Executive’s employment by the Company terminates (determined by multiplying (x) Executive’s Bonus for such Fiscal Year, determined as though Executive’s employment had not terminated during such Fiscal Year, by (y) a fraction (not greater than one), the numerator of which is the number of days Executive is employed during such Fiscal Year up to and including the date on which Executive’s employment by the Company terminates, and the denominator of which is 365) payable at the time that the Company pays bonuses for such Fiscal Year to its other similarly situated senior executive officers, but in no event later than seventy-five days following the last day of such Fiscal Year, and (iv) the reimbursement of premiums otherwise payable by Executive pursuant to COBRA for a period of up to 12 months, or until Executive no longer is eligible for COBRA continuation coverage, whichever is earlier. For purposes of this Section 5, “Severance Commencement Date” shall mean (x) if any stock of Employer or its affiliates is publicly traded on an established securities market or otherwise and the Board (or its delegate) determines that as of the date of termination of Executive’s employment that the Executive is a “key employee” (within the meaning of Section 416(i) of the Internal Revenue Code of 1986, as amended (the “Code”), as interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder) and that Section 409A of the Code applies with respect to payments to Executive pursuant to Section 5(c)(1)(ii) and (iii), the six-month anniversary of the date of the Executive’s “separation from service” (within the meaning of Section 409A of the Code); or (y) if the Board (or its delegate) determines that Executive is not such a “key employee” as of date of Executive’s termination of employment (or that Section 409A of the Internal Revenue Code does not apply with respect to payments to the Executive pursuant to Section 5(c)(1)(ii) and (iii)), the date of Executive’s termination of employment. The payments described in this Section 5(c)(1)(i) shall be made within thirty (30) days of the date of Executive’s termination of employment.

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(2) If Executive terminates his employment for Good Reason and it is subsequently determined by an arbitrator, pursuant to Section 19 hereof, that Executive did not have Good Reason for termination, then Executive’s decision to terminate for Good Reason shall be deemed to have been a voluntary resignation, the terms of Section 5(a) shall apply, and all monies paid to Executive pursuant to this Section 5(c)(1), except for those monies paid pursuant to Section 5(c)(1)(i), shall be immediately returned to Employer.

(3) The amounts payable pursuant to Section 5(c)(1) shall be the only amounts Executive shall receive for termination in accordance with this Section 5(c); provided, however, that no amounts shall be payable pursuant to this section 5(c) on or following the date Executive breaches any of Sections 6, 7 or 8 of this Agreement.

(d) Release. Notwithstanding anything to the contrary contained herein, no severance payments required hereunder shall be made by Employer unless Executive executes and delivers a general release for the benefit of Employer and its affiliates in a form satisfactory to Employer, which release shall be executed and delivered (and not revoked) promptly (and in no event more than 50 days following the Executive’s termination). Such general release shall not apply to (i) Executive’s rights under any Stock Incentive Plan award agreements or (ii) Executive’s rights, as applicable, to indemnification under Employer’s charter or bylaws, any indemnification agreement or applicable law.

(e) Equity Compensation Awards. Except as expressly provided herein, except for the provisions of Section 3(c) of this Agreement, the terms of the Stock Incentive Plans and any related award agreements and/or notice of grant shall govern the termination, vesting, and/or exercise of Executive’s stock options or other equity awards upon the termination of Executive’s employment for any reason.

(f) Exclusive Remedy. Executive agrees that the payments set forth in this Agreement shall constitute the exclusive and sole remedy for any termination of Executive’s employment and Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to this Agreement.

(g) Termination of Executive’s Office. Following the termination of Executive’s employment for any reason, Executive shall hold no further office or position with Employer or any of its affiliates.

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Section 6. Restrictions Respecting Confidential Information

Executive hereby covenants and agrees that, during his employment and thereafter, Executive will not, under any circumstance, disclose in any way any Confidential Information (as defined below) to any other person other than (i) at the direction of and for the benefit of Employer, (ii) to his attorney or other advisers in connection with Executive’s enforcement of his rights hereunder, provided such individuals or entities agree to be bound by the confidentiality restrictions herein contained, and if such Confidential Information is relevant to such enforcement action, to the court or arbitrator, as applicable, subject to a protective order. For the purposes of the foregoing, “Confidential Information” means any information pertaining to the assets, business, creditors, vendors, manufacturers, customers, data, employees, financial condition or affairs, formulae, licenses, methods, operations, procedures, reports, suppliers, systems and technologies of Employer and its affiliates, including (without limitation) the contracts, patents, trade secrets and customer lists developed or otherwise acquired by Employer and its affiliates; provided, however, that Confidential Information shall exclude any information that was, is, or becomes publicly available other than through disclosure by Executive or any other person known to Executive to be subject to confidentiality obligations to Employer. All Confidential Information is and will remain the sole and exclusive property of Employer and its affiliates. Following the termination of his employment, Executive shall return all documents and other tangible items containing Confidential Information to Employer, without retaining any copies, notes or excerpts thereof.

Section 7. Proprietary Matters

Executive expressly understands and agrees that any and all improvements, inventions, discoveries, processes, or know-how that are generated or conceived by Executive during the Term (collectively, the “Inventions”) will be the sole and exclusive property of Employer, and Executive will, whenever requested to do so by Employer (either during the Term or thereafter), execute and assign any and all applications, assignments and/or other instruments and do all things which Employer may deem necessary or appropriate in order to apply for, obtain, maintain, enforce and defend patents, copyrights, trade names or trademarks of the United States or of foreign countries for said Inventions, or in order to assign and convey or otherwise make available to Employer the sole and exclusive right, title, and interest in and to said Inventions, applications, patents, copyrights, trade names or trademarks; provided, however, that the provisions of this Section 7 shall not apply to an Invention that Executive developed entirely on his own time without using Employer’s Confidential Information except for those Inventions that either (i) directly and materially relate, at the time of conception or reduction to practice of the invention, to Employer’s business, or actual or demonstrably anticipated research or development of Employer, or (ii) directly and materially result from any work performed by Executive for Employer. Executive shall promptly communicate and disclose to Employer all Inventions conceived, developed or made by him during his employment by Employer, whether solely or jointly with others, and whether or not patentable or copyrightable, (a) which relate to any matters or business of the type carried on or being developed by Employer, or (b) which result from or are suggested by any work done by him in the course of his employment by Employer. Executive shall also promptly communicate and disclose to Employer all material other data obtained by him concerning the business or affairs of Employer in the course of his employment by Employer.

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Section 8. Nonsolicitation/Non-Compete

(a) Executive agrees that throughout his employment and for a period of two (2) years following the termination of his employment for any reason, he will not directly or indirectly, own, manage, operate, control, or participate in the ownership, management, operation, or control of, or be connected with, or have any financial interest in, any Competitor. Ownership, for personal investment purposes only, of not to exceed (i) individually, two (2%) percent of the outstanding capital stock of any privately held entity, or (ii) voting stock of any publicly held corporation shall not constitute a violation hereof. For purposes of this Agreement, the term “Competitor” shall mean any individual or entity, present or future, then providing any of the following products or services: (1) a multi-finance source automotive finance portal, (2) electronic contracting for automotive finance or lease transactions, other than at a financing source entity that purchases electronic contracts or leases from automotive dealers, (3) automotive lease, retail and/or balloon payment comparison or desking tools, (4) dealer management systems (DMS), (5) any other sales or finance and insurance-related products or services for automotive dealerships similar to any products or services offered by Employer or any of its affiliates, (6) automotive inventory, advertising, website or customer relationship management (CRM), or (7) any other products or services similar to any products or services offered by Employer or any of its affiliates and which product or service category accounts for at least 15% of the consolidated revenues for the last fiscal quarter of Employer.

(b) Executive agrees that during his employment with Employer and for a period of two (2) years following the termination of his employment for any reason, he will not actively solicit for employment, consulting or any other arrangement any employee of Employer or any of its present or future affiliates (while an affiliate).

(c) Executive agrees that during his employment with Employer and for a period of two (2) years following the termination of his employment for any reason, he will not influence or attempt to influence customers of Employer or any of its present or future affiliates, either directly or indirectly, to divert their business to any Competitor.

(d) The restrictions contained in this Section 8 are necessary for the protection of the business and goodwill of Employer and are considered by Executive to be reasonable for such purpose. Further, Executive represents that these restrictions will not prevent him from earning a livelihood during the restricted period.

(e) This Section 8 shall survive the termination or expiration of this Agreement.

Section 9. Equitable Relief

Executive acknowledges and agrees that Employer will suffer irreparable damage which cannot be adequately compensated by money damages in the event of a breach, or threatened breach, of any of the terms and provisions of Sections 6, 7 and 8 of this Agreement, and that, in the event of any such breach, or threatened breach, Employer will not have an adequate remedy at law. It is therefore agreed that Employer, in addition to all other such rights, powers, privileges and remedies that it may have, shall be entitled to injunctive relief, specific performance or such other equitable relief as Employer may request to enforce any of those terms and provisions and to enjoin or otherwise restrain any act prohibited thereby, and Executive will not raise and hereby waives any objection or defense that there is an adequate remedy available at law. Notwithstanding the provisions of Section 19 of this Agreement, Executive agrees that Employer shall be entitled to seek such injunctive relief, without bond, in a court of competent jurisdiction and Executive hereby consents to the jurisdiction of the state and federal courts of New York for purposes of such an action. Executive agrees that any claim he may have against Employer or any of its affiliates shall not constitute a defense against the issuance of any such equitable relief. The foregoing shall not constitute a waiver of any of Employer’s rights, powers, privileges and remedies against or in respect of a breaching party or any other person or thing under this Agreement, or applicable law.

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Section 10. Notice

Any notice, request, demand or other communication hereunder shall be in writing, shall be delivered by hand or sent by registered or certified mail or by reputable overnight delivery service, postage prepaid, to the addressee at the address set forth below (or at such other address as shall be designated hereunder by written notice to the other party hereto) and shall be deemed conclusively to have been given when actually received by the addressee.

All notices and other communications hereunder shall be addressed as follows:

If to Executive at the address set forth in the Employer’s payroll records.

If to Employer:

Dealertrack Technologies, Inc.
1111 Marcus Avenue, Suite M04
Lake Success, NY 11042

With a copy to:

General Counsel
Dealertrack Technologies, Inc.
1111 Marcus Avenue, Suite M04
Lake Success, NY 11042

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

Section 11. Legal Counsel

In entering into this Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

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Section 12. Section and Other Headings

The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 13. Governing Law

This Agreement has been executed and delivered, and shall be governed by and construed in accordance with the applicable laws pertaining, in the State of New York, without regard to conflicts of laws principles.

Section 14. Severability

In the event that any term or provision of this Agreement shall be finally determined to be superseded, invalid, illegal or otherwise unenforceable pursuant to applicable law by a governmental authority having jurisdiction and venue, that determination shall not impair or otherwise affect the validity, legality or enforceability, to the maximum extent permissible by law, (a) by or before that authority of the remaining terms and provisions of this Agreement, which shall be enforced as if the unenforceable term or provision were deleted, or (b) by or before any other authority of any of the terms and provisions of this Agreement.

Section 15. Counterparts

This Agreement may be executed in two counterpart copies of the entire document or of signature pages to the document, each of which may be executed by one of the parties hereto, but all of which, when taken together, shall constitute a single agreement binding upon both of the parties hereto.

Section 16. Benefit

This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns. Insofar as Executive is concerned, this Agreement, being personal, cannot be assigned; provided, however, that should Executive become entitled to payment pursuant to Section 5 hereof, he may assign his rights to such payment to his legal representatives, successors, and assigns. Without limiting the generality of the foregoing, all representations, warranties, covenants and other agreements made by or on behalf of Executive in this Agreement shall inure to the benefit of the successors and assigns of Employer.

Section 17. Modification

This Agreement may not be amended or modified other than by a written agreement executed by all parties hereto.

Section 18. Entire Agreement

Except as provided in Section 5(e) hereof, this Agreement contains the entire agreement of the parties and supersedes all other representations, warranties, agreements and understandings, oral or otherwise, among the parties with respect to the matters contained herein, including any prior employment agreements between Executive and Employer or any affiliate of Employer, including, without limitation, the Prior Agreement.

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Section 19. Arbitration

(a) Executive agrees that any dispute or controversy arising out of, relating to, or in connection with this Agreement or the termination thereof, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by expedited, binding arbitration to be held in New York, New York in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The arbitrator may award the prevailing party its reasonable attorney’s fees.

(b) The arbitrator shall apply New York law to the merits of any dispute or claim, without reference to rules of conflicts of law. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law.

(c) EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE IS AGREEING TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OF TERMINATION THEREOF, TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP INCLUDING, BUT NOT LIMITED TO, STATUTORY DISCRIMINATION CLAIMS.

Section 20. Representations and Warranties of Executive

In order to induce Employer to enter into this Agreement, Executive represents and warrants to Employer, to the best of his knowledge after the review of his personnel files, that: (a) the execution and delivery of this Agreement by Executive and the performance of his obligations hereunder will not violate or be in conflict with any fiduciary or other duty, instrument, agreement, document, arrangement or other understanding to which Executive is a party or by which he is or may be bound or subject; and (b) Executive is not a party to any instrument, agreement, document, arrangement or other understanding with any person (other than Employer) requiring or restricting the use or disclosure of any confidential information or the provision of any employment, consulting or other services.

Section 21. Waiver of Breach

Except as may specifically provided herein, the failure of a party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver hereto must be in writing.

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Section 22. Section 409A

(a) For purposes of Section 5(c)(1) of this Agreement, a “termination of employment” shall only occur if there has been a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

(b) It is intended that any amounts payable under this Agreement and the Employer’s and Executive’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A. This Agreement shall be construed and interpreted consistent with that intent.

Section 23. Recoupment Policies

Any compensation or award received by Executive from Employer (whether pursuant to this Agreement or otherwise) shall be subject to Employer’s recoupment , clawback or similar policy as enacted by the Compensation Committee or Board and in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of any compensation or awards received by Executive from Employer.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

EXECUTIVE:

/s/ Rick Gibbs

EMPLOYER:

By:	/s/ Mark O’Neil

Name:	Mark O’Neil

Title:	Chairman and CEO

Date:	December 18, 2013